Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CytomX Therapeutics, Inc. for the registration of 25,961,539 shares of common stock and to the incorporation by reference therein of our report dated March 27, 2023, with respect to the financial statements of CytomX Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 15, 2023